FOR IMMEDIATE RELEASE
February 23, 2022
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS RECORD EARNINGS
FOR FISCAL YEAR 2021

•Earnings Per Share ("EPS")* increased to $4.73 in 2021 from $4.26 in 2020
•EPS from continuing operations increased to a record $4.73 in 2021, up 12.4 percent compared to $4.21 in 2020 - marks 15th consecutive year of earnings growth
•Return on Equity in 2021 of 11.3 percent - marks 17th consecutive year with ROE at or above 11 percent
•Year-over-year growth driven by pipeline expansions, natural gas organic growth, regulatory initiatives, margin growth in the Company's unregulated businesses and the impact from recent acquisitions (including the acquisition of Diversified Energy's propane assets, expanding our service footprint into the Carolinas)
•First Renewable Natural Gas project, a pipeline expansion in Ohio, completed and now in service
•First sustainability financing issued to support capital investments in clean energy delivery solutions
•Long-term earnings and capital expenditures guidance reaffirmed, with newly announced capital expenditure guidance of $175.0 million to $200.0 million for 2022

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2021.

For 2021, net income was $83.5 million, or $4.73 per share compared to $71.5 million, or $4.26 per share for 2020. Net income from continuing operations for the year was $83.5 million, an increase of 18.3 percent compared to $70.6 million reported in 2020. Diluted earnings per share from continuing operations for 2021 were $4.73, a 12.4 percent increase compared to $4.21 reported in 2020.
In the fourth quarter of 2021, the Company's net income from continuing operations was $22.7 million, compared to $21.7 million, in the same quarter of 2020. Diluted earnings per share from continuing operations in the quarter were $1.28, a 3.2 percent increase compared to $1.24 reported in the same quarter of 2020.

Higher earnings in the fourth quarter were driven by natural gas distribution and transmission pipeline expansions, organic growth in the Company’s natural gas businesses, contributions from the acquisitions of Elkton Gas Company, ("Elkton Gas"), Western Natural Gas Company ("Western Natural Gas"), the natural gas metering station located in Escambia County, Florida (the "Escambia Meter Station") which was acquired by our subsidiary, Peninsula Pipeline Company ("Peninsula Pipeline"), and the propane assets of Diversified Energy Company ("Diversified Energy") as well as improved profitability in the Company’s propane distribution business. Partially offsetting this growth was lower consumption in the fourth quarter due to warmer weather in the Company’s northern service territories compared to the same period in 2020.

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“We are proud to report our 15th consecutive year of strong earnings growth,” commented Jeff Householder, president and CEO. “Despite continued challenges presented by the COVID-19 pandemic and ever changing market conditions, our talented and dedicated team delivered another remarkable year of performance in 2021. Together, our businesses generated record earnings by delivering safe, reliable, affordable and sustainable energy solutions to our rapidly expanding service territories. To support this growth, we deployed over $228 million in new capital investments, including the acquisition of Diversified Energy’s propane assets. These investments and our 2021 financial results firmly positioned us to reaffirm our long-term capital expenditures and earnings per share guidance.
In 2021, our teams did an exceptional job positioning the Company for future scale and efficiency through our continuing business transformation efforts. These initiatives led to a more streamlined organizational structure, allowing for continued focus on the growth of our natural gas, electric and propane businesses, while also driving the expansion of our sustainable energy solutions. By investing in renewable natural gas, hydrogen and other clean energy projects, Chesapeake Utilities will be poised to play an increasingly important role in our nation’s transition to more sustainable energy,” concluded Householder.
COVID-19 Update
In March 2020, the U.S. Centers for Disease Control and Prevention ("CDC") declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States in 2020 which continued throughout 2021. Chesapeake Utilities is considered an “essential business,” which has allowed the Company to continue operational activities and construction projects while adhering to the safety procedures intended to limit the spread of the virus. At this time, restrictions continue to be lifted as vaccines have become widely available in the United States. For example, the state of emergency in Florida was terminated in May 2021 followed by Delaware and Maryland in July 2021, resulting in reduced restrictions. The expiration of the states of emergency in the Company's service territories has also concluded the ability to defer incremental pandemic related costs for consideration through the applicable regulatory process. Despite these positive state orders and in light of the continued emergence and growing prevalence of new variants of COVID-19, the Company continues to operate under its pandemic response plan, monitor developments affecting employees, customers, suppliers, stockholders and take all precautions warranted to operate safely and to comply with the CDC, and the Occupational Safety and Health Administration, in order to protect its employees, customers and the communities it serves.

Capital Investment and Earnings Guidance Update

The Company reiterates its long-term capital expenditures and EPS guidance ranges. These include capital expenditures in the range of $750 million to $1 billion in 2021 through 2025 and an EPS guidance range of $6.05 to $6.25 for 2025. Additionally, the Company initiates a capital expenditures guidance range of $175 million to $200 million for 2022. The Company continues to review its projections and remains supportive of this guidance.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including adjusted gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period
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operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under the Company's allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.

Reconciliation of Non-GAAP Adjusted Gross Margin

	For the Year Ended December 31, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$383,920	$206,869	$(20,821)	$569,968
Cost of Sales:
Natural gas, propane and electric costs	(100,737)	(106,900)	20,686	(186,951)
Depreciation & amortization	(48,748)	(13,869)	(44)	(62,661)
Operations & maintenance expense (1)	(32,890)	(24,168)	334	(56,724)
Gross Margin (GAAP)	201,545	61,932	155	263,632
Operations & maintenance expense (1)	32,890	24,168	(334)	56,724
Depreciation & amortization	48,748	13,869	44	62,661
Adjusted Gross Margin (Non-GAAP)	$283,183	$99,969	$(135)	$383,017

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	For the Year Ended December 31, 2020
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$352,746	$152,526	$(17,074)	$488,198
Cost of Sales:
Natural gas, propane and electric costs	(91,994)	(62,780)	16,836	(137,938)
Depreciation & amortization	(46,079)	(11,988)	(50)	(58,117)
Operations & maintenance expense (1)	(31,237)	(22,914)	298	(53,853)
Gross Margin (GAAP)	183,436	54,844	10	238,290
Operations & maintenance expense (1)	31,237	22,914	(298)	53,853
Depreciation & amortization	46,079	11,988	50	58,117
Adjusted Gross Margin (Non-GAAP)	$260,752	$89,746	$(238)	$350,260

	For the Three Months Ended December 31, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$101,417	$65,227	$(6,279)	$160,365
Cost of Sales:
Natural gas, propane and electric costs	(27,952)	(36,883)	6,249	(58,586)
Depreciation & amortization	(12,591)	(3,598)	(11)	(16,200)
Operations & maintenance expense (1)	(8,558)	(6,212)	73	(14,697)
Gross Margin (GAAP)	52,316	18,534	32	70,882
Operations & maintenance expense (1)	8,558	6,212	(73)	14,697
Depreciation & amortization	12,591	3,598	11	16,200
Adjusted Gross Margin (Non-GAAP)	$73,465	$28,344	$(30)	$101,779

	For the Three Months Ended December 31, 2020
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$93,511	$48,060	$(4,534)	$137,037
Cost of Sales:
Natural gas, propane and electric costs	(24,504)	(20,196)	4,504	(40,196)
Depreciation & amortization	(12,099)	(3,213)	(12)	(15,324)
Operations & maintenance expense (1)	(11,500)	(5,873)	3,534	(13,839)
Gross Margin (GAAP)	45,408	18,778	3,492	67,678
Operations & maintenance expense (1)	11,500	5,873	(3,534)	13,839
Depreciation & amortization	12,099	3,213	12	15,324
Adjusted Gross Margin (Non-GAAP)	$69,007	$27,864	$(30)	$96,841

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(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
Operating Results for the Years Ended December 31, 2021 and 2020

Consolidated Results

	Year Ended December 31,
(in thousands)	2021	2020	Change	Percent Change
Adjusted gross margin**	$383,018	$350,260	$32,758	9.4%
Depreciation, amortization and property taxes	84,321	77,913	6,408	8.2%
Other operating expenses	167,585	159,624	7,961	5.0%
Operating income	$131,112	$112,723	$18,389	16.3%

Operating income for the year ended December 31, 2021 increased by $18.4 million, or 16.3 percent, compared to 2020. Higher performance in 2021 was generated from continued pipeline expansion projects, organic growth in our natural gas distribution businesses, natural gas and propane acquisitions completed in 2020 and 2021, increased propane margins per gallon and fees, and incremental contributions associated with regulated infrastructure programs. Further impacting 2021 was increased consumption from a return toward pre-pandemic levels, and regulatory deferral of COVID-19 related costs. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, including payroll, benefits and other employee-related expenses.

Regulated Energy Segment

	Year Ended December 31,
(in thousands)	2021	2020	Change	Percent Change
Adjusted gross margin**	$283,183	$260,752	$22,431	8.6%
Depreciation, amortization and property taxes	68,656	64,367	4,289	6.7%
Other operating expenses	108,463	104,261	4,202	4.0%
Operating income	$106,064	$92,124	$13,940	15.1%

Operating income for the Regulated Energy segment for 2021 was $106.1 million, an increase of $13.9 million, or 15.1 percent, compared to 2020. Higher operating income reflects continued pipeline expansions by our subsidiaries Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline, organic growth in the natural gas distribution businesses, increased consumption from a return toward pre-pandemic consumption levels, and operating results from 2020 and 2021 acquisitions. The Regulated Energy segment recorded higher depreciation, amortization and property taxes of $4.3 million related to recent capital investments and other operating expenses of $4.2 million. The increase was associated primarily with an increase in outside services, employee related costs and increased spending with the 2020 and 2021 acquisitions. In addition to these growth drivers, the increase in other operating expenses was also attributable to operations returning towards pre-pandemic conditions. Partially offsetting these increases was the establishment of regulatory assets for COVID-19 expenses approved by the various state public service commissions ("PSCs") of approximately $2.4 million.
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The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions	$7,168
Natural gas distribution customer growth (excluding service expansions)	3,084
Increased customer consumption - primarily due to return to pre-pandemic consumption	3,027
Contributions from 2020 and 2021 acquisitions	2,787
Florida GRIP	1,817
Increased customer consumption - primarily weather related	1,159
Improved results from electric operations	1,015
Eastern Shore capital relocation and non-service expansion projects	676
Sandpiper infrastructure rider associated with conversions	665
Other	1,033
Year-over-year increase in adjusted gross margin**	$22,431

The major components of the increase in other operating expenses are as follows:

(in thousands)
Outside services due to growth and a return toward pre-pandemic conditions	$3,102
Payroll, benefits and other employee-related expenses	1,489
Operating expenses from the Elkton Gas acquisition	1,370
Regulatory deferral of COVID-19 expenses per PSCs orders	(2,377)
Other variances	618
Year-over-year increase in other operating expenses	$4,202
Unregulated Energy Segment

	Year Ended December 31,
(in thousands)	2021	2020	Change	Percent Change
Adjusted gross margin**	$99,969	$89,746	$10,223	11.4%
Depreciation, amortization and property taxes	15,582	13,438	2,144	16.0%
Other operating expenses	60,005	55,644	4,361	7.8%
Operating income	$24,382	$20,664	$3,718	18.0%
Operating income for the Unregulated Energy segment for 2021 was $24.4 million, an increase of $3.7 million compared to 2020. The higher operating income is a result of weather that was colder than 2020, higher retail propane margins per gallon and service fees, incremental contributions from the propane acquisitions completed in 2020 and 2021, increased demand for compressed natural gas ("CNG") transportation services from our subsidiary, Marlin Gas Services, LLC ("Marlin Gas Services") and increased customer consumption along with higher rates from our subsidiary Aspire Energy of Ohio LLC ("Aspire Energy"). These increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments and acquisitions,a return toward pre-pandemic conditions and a general increase in operating expenses to support growth in the business.
The key components of the increase in adjusted gross margin** are shown below:
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(in thousands)
Propane Operations
Increased customer consumption - primarily weather related	$3,603
Increased retail propane margins per gallon and service fees	3,250
Acquisitions of Western Natural Gas and Diversified Energy (completed October 2020 and December 2021)	1,986
Increased wholesale propane margins per gallon	388
Marlin Gas Services
Increased demand for CNG services	334
Aspire Energy
Increased customer consumption - primarily weather related	757
Higher overall rates inclusive of natural gas liquid processing	325
Other variances	(420)
Year-over-year increase in adjusted gross margin**	$10,223
The key components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Western Natural Gas and Diversified Energy acquisitions	$1,130
Increased facilities and maintenance costs	1,036
Increased vehicle expenses	417
Insurance related costs (non-health)	395
Outside services due to growth and a return toward pre-pandemic conditions	364
Payroll, benefits and other employee-related expenses due to growth	311
Other variances	708
Year-over-year increase in other operating expenses	$4,361
Operating Results for the Quarters Ended December 31, 2021 and 2020

Consolidated Results

	Three Months Ended December 31,
(in thousands)	2021	2020	Change	Percent Change
Adjusted gross margin**	$101,779	$96,841	$4,938	5.1%
Depreciation, amortization and property taxes	21,914	20,810	1,104	5.3%
Other operating expenses	43,040	40,825	2,215	5.4%
Operating income	$36,825	$35,206	$1,619	4.6%

Operating income during the fourth quarter of 2021 increased by $1.6 million, or 4.6 percent, compared to the same period in 2020 driven by higher operating income from organic growth projects (pipeline expansions and new customer additions), increased consumption as our customers’ usage returned closer to pre-pandemic conditions, contributions from acquisitions completed in 2020 and 2021, higher propane retail margins per gallon and service fees as well as additional income from our regulated infrastructure programs.

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Regulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2021	2020	Change	Percent Change
Adjusted gross margin**	$73,465	$69,007	$4,458	6.5%
Depreciation, amortization and property taxes	17,863	17,223	640	3.7%
Other operating expenses	28,748	26,035	2,713	10.4%
Operating income	$26,854	$25,749	$1,105	4.3%
Operating income for the Regulated Energy segment increased by $1.1 million in the fourth quarter of 2021 compared to the same period in 2020. Higher operating income reflects continued pipeline expansions by Eastern Shore and Peninsula Pipeline, increased consumption from a return toward pre-pandemic consumption levels, organic growth in the Company's natural gas distribution businesses and contributions from increased investments in the regulated infrastructure programs. These increases were partially offset by higher depreciation, amortization and property taxes, along with higher operating expenses which include the absence of a $1.4 million regulatory deferral of COVID-19 related costs recorded in the fourth quarter of 2020.

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions	$1,153
Increased customer consumption - primarily due to return to pre-pandemic consumption	914
Natural gas growth (excluding service expansions)	848
Florida GRIP	412
Eastern Shore capital relocation and non-service expansion projects	376
Contributions from 2020 and 2021 acquisitions	162
Decreased customer consumption - primarily weather related	(353)
Other variances	946
Quarter-over-quarter increase in adjusted gross margin**	$4,458

The major components of the increase in other operating expenses are as follows:

(in thousands)
Absence of Regulatory deferral of COVID-19 expenses per PSCs orders	$1,392
Outside services due to growth and a return toward pre-pandemic conditions	1,119
Operating expenses from the Elkton Gas acquisition	132
Payroll, benefits and other employee-related expenses	(761)
Other variances	831
Quarter-over-quarter increase in other operating expenses	$2,713

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Unregulated Energy Segment

	Three Months Ended December 31,
(in thousands)	2021	2020	Change	Percent Change
Adjusted gross margin**	$28,344	$27,864	$480	1.7%
Depreciation, amortization and property taxes	4,030	3,568	462	12.9%
Other operating expenses	15,709	14,682	1,027	7.0%
Operating income	$8,605	$9,614	$(1,009)	(10.5)%
Operating income for the Unregulated Energy segment decreased by $1.0 million for the three months ended December 31, 2021, compared to the same period in 2020. Improved adjusted gross margin performance was driven by the propane acquisitions of Western Natural Gas and Diversified Energy, increased retail propane margins per gallon and service fees, increased customer consumption from a return toward pre-pandemic conditions. These increases were partially offset by milder weather, expenses associated with recent acquisitions, and increased operating expenses associated with a return toward pre-pandemic conditions.

The major components of the increase in adjusted gross margin** are shown below:

(in thousands)
Propane Operations:
Increased retail propane margins per gallon and service fees	$925
Western Natural Gas and Diversified Energy acquisitions (completed October 2020 and December 2021)	675
Increased customer consumption -primarily due to a return toward pre-pandemic conditions	224
Decreased customer consumption - primarily weather related	(220)
Aspire Energy:
Decreased results from negotiated rates	(665)
Decreased customer consumption - primarily weather related	(393)
Other variances	(66)
Quarter-over-quarter increase in adjusted gross margin**	$480
The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from Western Natural Gas and Diversified Energy acquisitions	$250
Outside services due to growth and a return toward pre-pandemic conditions	214
Increased facilities and maintenance costs	195
Payroll, benefits and other employee-related expenses	(313)
Other variances	681
Quarter-over-quarter increase in other operating expenses	$1,027
Environmental, Social and Governance ("ESG") Initiatives

ESG is at the core of our well-established culture and our informed business decisions. Over the years, we have reduced our greenhouse gas emissions, while responsibly growing our businesses. We have also helped to accelerate the reduction of emissions by many of our customers. Our combined efforts
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have enhanced the sustainability of our local communities. We look forward to publishing our inaugural Sustainability Report. Below we have highlighted several of Chesapeake Utilities' initiatives in each area of ESG:

Advancing Environmental Initiatives
We continue to make progress with our three-part action plan. We are pursuing a three-part action plan that supports decarbonization and a lower carbon energy future. First, we are taking actions that will continue to reduce our greenhouse gas emissions. For example, we have largely completed our Florida GRIP to replace older portions of our natural gas distribution system. The remaining capital expenditures associated with this program will be invested through 2022. Our Elkton Gas subsidiary also reached a settlement agreement with the Maryland PSC to accelerate its Aldyl-A pipeline replacement program and to recover the costs of the plan in the form of a fixed charge rider through a 5-year surcharge. Throughout our pipeline system, we have also implemented improved emission detection technology at our pipeline compressor stations.

The second component of our action plan is providing services and support to our customers who are reducing their greenhouse gas emissions. Our extension from Eastern Shore's Del-Mar Energy Pathway Project, which was recently completed, brings natural gas to our distribution system in Somerset County, Maryland for the first time. As part of this project, our services will support the conversion by two significant industrial customers in Somerset County from less environmentally friendly fuel sources, including in one case, wood chips. Similarly, several of our commercial customers continue to convert their vehicle fleet to compressed natural gas or propane, further reducing their greenhouse gas emissions and positively impacting the environment.

We continue to see significant demand for new natural gas service in both our Delmarva (Delaware, Maryland and Virginia) and Florida territories, with our growth rates more than double the industry’s growth rates. In many of our local markets, natural gas is a cleaner fuel option than alternative energy sources. Natural gas is an important component of the country’s energy transition and we are committed to responsibly expanding the infrastructure in our growing service areas.

These same markets are also presenting renewable natural gas ("RNG") opportunities with ongoing projects to transform landfill, food, dairy and poultry waste into usable energy. The development of several RNG projects is the third component of our action plan. Our participation in these projects extends from transporting the RNG to market by pipeline or our Marlin Gas Services compressed natural gas trailers, to potential investments in biogas plants and, in some cases, solar energy facilities to provide electricity to the plants and significantly improve the RNG carbon intensity score. In October 2021, we completed construction of the Noble Road Landfill Renewable Natural Gas pipeline project. This is our first RNG transportation project and when combined with our previously announced projects will expand our ability to utilize RNG in our services territories. We are continuing to actively consider other renewable projects and the potential of increasing the number of RNG projects in our diversified energy portfolio. We are committed to remaining disciplined in our approach by pursuing projects that meet our return thresholds and strategic goals.

We also have several other initiatives underway, including plans to add additional small solar facilities along our system, and our recent participation in a pilot program to blend hydrogen into the natural gas distribution system that serves our combined heat and power ("CHP") plant on Amelia Island, Florida which is owned and operated by our subsidiary, Eight Flags Energy, LLC ("Eight Flags"). We are excited about the outcome of this pilot program and believe that hydrogen will continue to gain in efficiency and become more price competitive over time.

To finance these projects, we are working with many of our key banking partners to utilize sustainable financing capacity at attractive pricing. During 2021, we secured $9.6 million in sustainability linked
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financing from Bank of America to fund capital investments in energy delivery solutions provided by Marlin Gas Services.

Advancing Social Initiatives
Promoting equity, diversity and inclusion (“EDI”). Our success is the direct result of our employees and our strong culture that fully engages our team and promotes equity, diversity, inclusion, integrity, accountability and reliability. We were recognized nationally as a 2022 Top Workplace USA recipient for the second consecutive year. In addition to this recognition, earlier this year, we were recognized for the second consecutive year as a Top Workplaces USA award recipient for mid-sized companies. These recognitions are a testament to our employees’ commitment to excellence. Our employees are the backbone of our continued growth and success.

We believe that a combination of diverse team members and an inclusive culture contributes to the success of our Company and to enhanced societal advancement. During the third quarter of 2021, we hired William Hughston as Vice President and Chief Human Resources Officer. Mr. Hughston brings tremendous EDI experience to the team, including drawing from his previous experiences and prior role as Chief Diversity Officer. Additionally, in October 2021, we announced the addition of our third female Director to our Board of Directors, Lisa Bisaccia. Ms. Bisaccia's addition continues our steady progress of gender and ethnic diversity that represents the communities we serve. Our Board of Directors includes, three female Directors, an African American Director and a Director who is of Middle Eastern descent.

We established an EDI Council in 2020, complementing and broadening the work of the Women in Energy group started years ago. The EDI Council oversees our efforts to improve diversity in recruitment, employee development and advancement, cultural awareness and related policies. These efforts are expanded through the broad reach of our eight Employee Resource Groups, including two new groups started in 2021 and other partnerships we have in the community. Employees have access to communications and on-demand learning sessions on an array of topics, including equity, diversity and inclusion, through our “EDI Wise” webinars. We have also expanded our supplier diversity program to gather information that will enable us to further expand, measure and report on the diversity of our suppliers and associated spend. In late 2021, we launched a new vendor registration portal for potential new suppliers, building on our commitment to utilize diverse businesses in sourcing goods and services.

Safety at the center of Chesapeake Utilities culture and the way we do business. There is nothing more important than the safety of our team, our customers and our communities. The importance of safety is exhibited throughout our organization, with the direction and tone set by the Board of Directors and our President and Chief Executive Officer. Employees are required to attend monthly safety meetings and incorporate safety moments at operational and other meetings. In 2021, four of our business units were recognized with awards from the American Gas Association for their commitment to safety. Additionally, through 2021, our Eight Flags CHP plant celebrated five years of zero accidents, injuries or safety incidents.

The achievement of superior safety performance is both an important short and long-term strategic initiative in managing our operations. Our new state-of-the-art training center, named ‘Safety Town,’ provides our employees with hands-on training and simulated on-the-job field experiences, further developing our team and enhancing the reliability and integrity of our systems. Safety Town has also expanded our community outreach by offering safety training to many regional first responders. Development of our second Safety Town facility, which will be located in Florida, is underway.

Advancing Governance Initiatives
Commitment to sound governance practices. Consistent with our culture of teamwork, the broad responsibility of ESG stewardship is supported across our organization by the dedication and efforts of the Board and its Committees, as well as the entrepreneurship and dedication of our team. As stewards of long-term enterprise value, the Board is committed to overseeing the sustainability of the Company. The Board and Corporate Governance Committee annually review our corporate governance documents and
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practices to ensure that they provide the appropriate framework under which we operate. In recent years, we have received national recognition as the Governance Team of the Year, and just this year were also recognized as Best for Corporate Governance Among North American Utilities by Ethical Boardroom magazine. To learn more about our corporate governance practices and transparency, stakeholder engagement, the experience and diversity of our Board members, and our Business Code of Ethics and Conduct, which highlights our commitment to the highest ethical standards and the importance of engaging in sustainable practices, please view our Proxy Statement filed with the Securities and Exchange Commission on March 22, 2021. Additionally, please view Chesapeake Utilities' news releases and historical quarterly earnings conference calls for additional discussions on ESG and our sustainability practices.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Thursday, February 24, 2022 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the fourth quarter and full year ended December 31, 2021. The earnings press release will be issued on Wednesday, February 23, 2022, after market close. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities Corporation’s 2021 Fourth Quarter and Full Year Financial Results Conference Call. To access the replay recording of this call, please visit the Events & Presentations section of the Investors page on www.chpk.com.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange, which is engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas utility services and solutions; and other businesses. Information about Chesapeake Utilities Corporation’s businesses is available at https://www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
302.734.6799

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Alex Whitelam
Head of Investor Relations
215.872.2507

Financial Summary
(in thousands, except per-share data)
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	Year Ended		Quarter Ended
	December 31,		December 31,
	2021	2020	2021	2020
Adjusted Gross Margin
Regulated Energy segment	$283,183	$260,752	$73,465	$69,007
Unregulated Energy segment	99,969	89,746	28,344	27,864
Other businesses and eliminations	(134)	(238)	(30)	(30)
Total Adjusted Gross Margin**	$383,018	$350,260	$101,779	$96,841

Operating Income
Regulated Energy segment	$106,064	$92,124	$26,854	$25,749
Unregulated Energy segment	24,382	20,664	8,605	9,614
Other businesses and eliminations	666	(65)	1,366	(157)
Total Operating Income	131,112	112,723	36,825	35,206
Other income (expense), net	1,721	3,222	(459)	224
Interest Charges	20,135	21,765	5,001	6,313
Income from Continuing Operations Before Income Taxes	112,698	94,180	31,365	29,117
Income Taxes on Continuing Operations	29,231	23,538	8,667	7,456
Income from Continuing Operations	83,467	70,642	22,698	21,661
Income (loss) from Discontinued Operations, Net of Tax	(1)	686	15	691
Gain on sale of Discontinued Operations, Net of tax	—	170	—	—
Net Income	$83,466	$71,498	$22,713	$22,352

Weighted Average Common Shares Outstanding:
Basic	17,558,078	16,711,579	17,616,290	17,439,993
Diluted	17,633,029	16,770,735	17,700,898	17,505,291

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$4.75	$4.23	$1.29	$1.24
Earnings from Discontinued Operations	—	0.05	—	0.04
Basic Earnings Per Share of Common Stock	$4.75	$4.28	$1.29	$1.28

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$4.73	$4.21	$1.28	$1.24
Earnings from Discontinued Operations	—	0.05	—	0.04
Diluted Earnings Per Share of Common Stock	$4.73	$4.26	$1.28	$1.28

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Financial Summary Highlights

Key variances in continuing operations for the year ended December 31, 2021 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2020 Reported Results from Continuing Operations	$94,180	$70,642	$4.21

Adjusting for unusual items:
Gains from sales of assets	(989)	(724)	(0.04)
Net impact of NOL Carryback related to implementation of the CARES Act	—	(919)	(0.05)
Reduced interest expense related to early extinguishment of FPU mortgage bonds	961	704	0.04
Regulatory deferral of COVID-19 expenses per PSCs orders	2,377	1,741	0.10
	2,349	802	0.05
Increased (Decreased) Adjusted Gross Margins**:
Eastern Shore and Peninsula Pipeline service expansions*	7,168	5,250	0.30
Increased customer consumption - primarily weather related	5,519	4,043	0.23
Contributions from 2020 and 2021 acquisitions*	4,773	3,496	0.20
Increased propane margins per gallon and fees	3,638	2,664	0.15
Increased customer consumption - primarily due to return to pre-pandemic consumption	3,418	2,504	0.14
Contributions from regulated infrastructure programs *	3,158	2,313	0.13
Natural gas growth (excluding service expansions)	3,084	2,259	0.13
Improved performance from electric operations	1,015	743	0.04
Higher results from Aspire Energy	325	238	0.01
	32,098	23,510	1.33
(Increased) Decreased Other Operating Expenses (Excluding Natural Gas, Electricity and Propane Costs):
Depreciation, amortization and property tax costs due to new capital investments	(5,995)	(4,391)	(0.25)
Outside services due to growth and a return toward pre-pandemic conditions	(3,403)	(2,493)	(0.14)
Operating expenses from recent acquisitions	(2,914)	(2,134)	(0.12)
Payroll, benefits and other employee-related expenses	(1,756)	(1,286)	(0.07)
Increased facilities and maintenance costs	(1,130)	(828)	(0.05)
	(15,198)	(11,132)	(0.63)

Change in shares outstanding due to 2020 and 2021 equity offerings	—	—	(0.21)
Net Other Changes	(731)	(355)	(0.02)
Year ended December 31, 2021 Reported Results from Continuing Operations	$112,698	$83,467	$4.73

* See the Major Projects and Initiatives table later in this press release.

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15-15-15-15
Key variances in continuing operations for the fourth quarter ended December 31, 2021 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter 2020 Reported Results from Continuing Operations	$29,117	$21,661	$1.24

Adjusting for Unusual items:
Reduced interest expense related to early extinguishment of FPU mortgage bonds	961	696	0.04
Absence of Regulatory deferral of COVID-19 expenses per PSCs orders	(1,392)	(1,007)	(0.06)
	(431)	(311)	(0.02)

Increased (Decreased) Adjusted Gross Margins**:
Eastern Shore and Peninsula Pipeline service expansions*	1,153	834	0.05
Increased customer consumption - primarily due to a return toward pre-pandemic conditions	1,138	824	0.05
Contributions from regulated infrastructure programs*	937	678	0.04
Increased propane margins per gallon and fees	925	670	0.04
Natural gas growth (excluding service expansions)	848	613	0.03
Contributions from 2020 and 2021 acquisitions*	837	605	0.03
Improved performance from electric operations	84	61	—
Reduced results from Aspire Energy	(574)	(415)	(0.02)
Decreased customer consumption - primarily weather related	(966)	(699)	(0.04)
	4,382	3,171	0.18

(Increased) Decreased Other Operating Expenses (Excluding Natural Gas, Electricity and Propane Costs):
Outside services due to growth and a return toward pre-pandemic conditions	(1,279)	(926)	(0.05)
Depreciation, amortization and property tax costs due to new capital investments	(1,076)	(778)	(0.04)
Operating expenses from recent acquisitions	(414)	(300)	(0.02)
Increased facilities and maintenance costs	(373)	(270)	(0.02)
Payroll, benefits and other employee-related expenses	1,131	819	0.05
	(2,011)	(1,455)	(0.08)

Increased share count from 2020 equity offerings	—	—	(0.06)
Other income tax effects	—	590	0.03
Net Other Changes	308	(958)	(0.01)
Fourth Quarter 2021 Reported Results from Continuing Operations	$31,365	$22,698	$1.28

* See the Major Projects and Initiatives table later in this press release.

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16-16-16-16
The following information highlights certain key factors contributing to the Company’s results for the year ended December 31, 2021:

Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention of increasing shareholder value. The following represent the major projects/initiatives recently completed and currently underway. In the future, the Company will add new projects and initiatives to this table once substantially finalized and the associated earnings can be estimated.

	Adjusted Gross Margin**
	Year Ended December 31,		Estimate for Fiscal
(in thousands)	2020	2021	2022	2023
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$4,167	$4,729	$5,227	$5,227
Del-Mar Energy Pathway (1) (2)	2,462	4,584	6,867	6,890
Callahan Intrastate Pipeline (2) (3)	3,080	7,564	7,564	7,564
Guernsey Power Station	—	187	1,380	1,486
Southern Expansion	—	—	586	2,344
Winter Haven Expansion	—	—	759	976
Beachside Pipeline Expansions	—	—	—	2,451
Total Pipeline Expansions	9,709	17,064	22,383	26,938

CNG Transportation	7,231	7,566	8,500	9,500

RNG Transportation	—	—	1,000	1,000

Acquisitions:
Diversified Energy	—	603	11,300	12,000
Elkton Gas	1,344	3,548	3,720	3,743
Western Natural Gas	389	1,772	2,001	2,061
Escambia Meter Station	—	583	1,000	1,000
Total Acquisitions	1,733	6,506	18,021	18,804

Regulatory Initiatives:
Florida GRIP	15,178	16,995	18,797	19,475
Hurricane Michael Regulatory Proceeding	10,864	11,492	11,704	11,818
Capital Cost Surcharge Programs	523	1,199	2,002	1,961
Elkton STRIDE Plan	—	26	299	354
Total Regulatory Initiatives	26,565	29,712	32,802	33,608

Total	$45,238	$60,848	$82,706	$89,850
(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin from natural gas distribution services.
(3) Prior year amounts have been revised to conform to the current period presentation.

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17-17-17-17
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

Western Palm Beach County, Florida Expansion
Peninsula Pipeline constructed four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated incremental adjusted gross margin of $0.6 million for the year ended December 31, 2021 compared to 2020. The remainder of the project was completed in the fourth quarter of 2021. The Company estimates that the project will generate annual adjusted gross margin of $5.2 million in 2022 and beyond.

Del-Mar Energy Pathway
In December 2019, the FERC issued an order approving the construction of the Del-Mar Energy Pathway project. The project was placed into service in the fourth quarter of 2021. The new facilities : (i) include an additional 14,300 Dts/d of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction of the project began in January 2020; including interim services in advance of construction completion, the project generated additional adjusted gross margin of $2.1 million for the year ended December 31, 2021. The estimated annual adjusted gross margin from this project, including natural gas distribution service in Somerset County, Maryland, is approximately $6.9 million in 2022 and growing each thereafter, as the distribution system serving Somerset County further expands to meet demand.

Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned 26-mile intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida to serve the growing demand in both Nassau and Duval Counties. This project was placed in service in June 2020 and generated $4.5 million in additional adjusted gross margin for the year ended December 31, 2021 including adjusted margin from natural gas distribution service. The pipeline is expected to generate $7.6 million annually in adjusted gross margin in 2022 and beyond.

Guernsey Power Station
The Company's subsidiary, Aspire Energy Express, LLC ("Aspire Energy Express") and unrelated party Guernsey Power Station, LLC ("Guernsey Power Station"), entered into a precedent agreement for firm transportation capacity whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. Aspire Energy Express completed construction of the gas transmission facilities to provide the firm transportation service to the power generation facility in the fourth quarter of 2021. This project is expected to produce adjusted gross margin of approximately $1.4 million in 2022 and $1.5 million in 2023 and beyond.

Southern Expansion
Pending Federal Energy Regulatory Commission ("FERC") authorization, Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts of incremental firm transportation pipeline capacity. The project is currently estimated to go into service in the fourth quarter of 2022. Eastern Shore expects the Southern Expansion project to generate annual adjusted gross margin of $0.6 million in 2022 and $2.3 million in 2023 and thereafter.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with our Central Florida Gas Division ("CFG") for an incremental 6,800 Dts/d of firm
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18-18-18-18
service in the Winter Haven, Florida area. As part of this agreement, Peninsula Pipeline will construct a new interconnect with an unrelated party, Florida Gas Transmission, and a new regulator station for CFG. CFG will use the additional firm service to support new incremental load due to growth in the area, including providing service, most immediately, to a new can manufacturing facility, as well as reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG is also extending its distribution system to connect to the new station. The Company expects this expansion to generate additional adjusted gross margin of $0.8 million beginning in 2022 and $1.0 million in 2023 and beyond.

Beachside Pipeline Expansion
In June 2021, Peninsula Pipeline and an unrelated party, Florida City Gas, entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida, area east under the Intercoastal Waterway and southward on the barrier island. The Company expects this expansion to generate annual adjusted gross margin of $2.5 million in 2023 and beyond.

CNG Transportation

Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. For the year ended December 31, 2021, Marlin Gas Services generated additional adjusted gross margin of $0.3 million compared to the year ended December 31, 2020. We estimate that Marlin Gas Services will generate annual adjusted gross margin of approximately $8.5 million in 2022, and $9.5 million in 2023, with potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and renewable natural gas transportation opportunities from diverse supply sources to various pipeline interconnection points, as further outlined below.

RNG Transportation

Noble Road Landfill RNG Project
In September 2020, two unrelated parties, Fortistar and Rumpke Waste & Recycling announced commencement of construction of the Noble Road Landfill RNG Project in Shiloh, Ohio. The project included the construction of a new state-of-the-art facility utilizing advanced, patented technology to treat landfill gas by removing carbon dioxide and other components to purify the gas and produce pipeline quality RNG. In October 2021, Aspire Energy completed construction of its Noble Road Landfill RNG pipeline project, a 33.1-mile pipeline, which transports RNG generated from the landfill to Aspire Energy’s pipeline system, displacing conventionally produced natural gas. In conjunction with this expansion, Aspire Energy also upgraded an existing compressor station and installed two new metering and regulation sites. Once flowing, the RNG volume will represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

Bioenergy Devco
In June 2020, the Company's Delmarva natural gas operations and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract RNG from poultry production waste. BDC and the Company's affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

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Marlin Gas Services will transport the RNG created from the organic waste from the BDC facility to an Eastern Shore interconnection, where the sustainable fuel will be introduced into our transmission system and ultimately distributed to the Company's natural gas customers.

CleanBay Project
In July 2020, the Company's Delmarva natural gas operations and an unrelated party, CleanBay Renewables Inc. ("CleanBay"), announced a new partnership to bring renewable natural gas to the Company's operations. As part of this partnership, Eastern Shore and Marlin Gas Services will transport the renewable natural gas produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company expects to generate $1.0 million in 2022 and $1.0 million in 2023 of incremental adjusted gross margin from renewable natural gas transportation beginning in 2021. As the Company continues to finalize contract terms associated with some of these projects, additional information will be provided regarding incremental margin at a future time.

Acquisitions

Diversified Energy
On December 15, 2021, the Company's subsidiary, Sharp Energy, Inc. ("Sharp Energy") acquired the propane operating assets of Diversified Energy for approximately $37.5 million net of cash acquired. There are multiple strategic benefits to this acquisition including that it: (i) expands the Company's propane territory into North Carolina and South Carolina while also expanding our existing footprint in Pennsylvania and Virginia, and (ii) includes an established customer base with opportunities for future growth. Through this acquisition, the Company adds approximately 19,000 residential, commercial and agricultural customers, along with distribution of approximately 10.0 million gallons of propane annually. For the year ended December 31, 2021, Diversified Energy contributed $0.6 million in adjusted gross margin and is expected to generate $11.3 million of additional adjusted gross margin in 2022 and $12.0 million in 2023.

Elkton Gas
In July 2020, the Company acquired Elkton Gas, which provides natural gas distribution service to approximately 7,000 residential and commercial customers within a franchised area of Cecil County, Maryland. The purchase price was approximately $15.6 million, which included $0.6 million of working capital. The Company generated $2.2 million in additional adjusted gross margin from Elkton Gas for the year ended December 31, 2021 and estimates that this acquisition will generate adjusted gross margin of approximately $3.7 million in 2022 and growing each thereafter, as the distribution system serving Cecil County further expands to meet demand.

Western Natural Gas
In October 2020, Sharp acquired certain propane operating assets of Western Natural Gas, which provides propane distribution service throughout Jacksonville, Florida and the surrounding communities, for approximately $6.7 million, net of cash acquired. The Company generated $1.4 million in additional adjusted gross margin from Western Natural Gas in 2021 and estimates that this acquisition will generate adjusted gross margin of approximately $2.0 million in 2022 with additional margin growth expected in future years as we further expand our presence.

Escambia Meter Station
In June 2021, Peninsula Pipeline purchased the Escambia Meter Station from Florida Power and Light and entered into a Transportation Service Agreement with Gulf Power Company to provide up to 530,000 Dts/d of firm service from an interconnect with FGT to Florida Power & Light’s Crist Lateral pipeline. The Florida Power & Light Crist Lateral provides gas supply to the natural gas fired power plant owned by Florida Power & Light in Pensacola, Florida. The Company generated $0.6 million in additional adjusted
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gross margin in 2021 and estimates that this acquisition will generate adjusted gross margin of approximately $1.0 million in 2022 and beyond.

Regulatory Initiatives

Florida Gas Reliability Infrastructure Program ("GRIP")
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $189.5 million of capital expenditures to replace 348 miles of qualifying distribution mains, including $23.6 million and $21.0 million of new pipes during 2021 and 2020, respectively. GRIP generated additional adjusted gross margin of $1.8 million for the year ended 2021 compared to 2020. The Company is currently projecting to complete this program in 2022 and expects to generate adjusted gross margin of $18.8 million and $19.5 million in 2022 and 2023, respectively. The adjusted gross margin on GRIP investments will continue until the Company requests the remaining net GRIP investment, and the associated expenses, be included in its next base rate proceeding.

Hurricane Michael
In October 2018, Hurricane Michael passed through the electric distribution service territory of the Company's subsidiary, Florida Public Utilities Company ("FPU"), in Northwest Florida and caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service.

In September 2020, the Florida PSC approved a settlement agreement between FPU and the Office of the Public Counsel regarding final cost recovery and rates associated with Hurricane Michael. Previously, in late 2019, the Florida PSC approved an interim rate increase, subject to refund, effective January 1, 2020, associated with the restoration effort following Hurricane Michael. The Company fully reserved these interim rates, pending a final resolution and settlement of the limited proceeding. The settlement agreement allowed the Company to: (a) refund the over-collection of interim rates through the fuel clause; (b) record regulatory assets for storm costs in the amount of $45.8 million including interest which will be amortized over six years; (c) recover these storm costs through a surcharge for a total of $7.7 million annually; and (d) collect an annual increase in revenue of $3.3 million to recover capital costs associated with new plant investments and a regulatory asset for the cost of removal and unrecovered plant costs. The new base rates and storm surcharge were effective on November 1, 2020. The following table summarizes the impact of Hurricane Michael regulatory proceeding for the years ended December 31, 2021 and 2020:

	For the Year Ended	For the Year Ended
(in thousands)	December 31, 2021	December 31, 2020
Adjusted Gross Margin**	$11,492	$10,864
Depreciation	1,218	1,184
Amortization of regulatory assets	(8,317)	(8,317)
Operating income	4,393	3,731
Amortization of liability associated with interest expense	1,207	1,475
Pre-tax income	5,600	5,206
Income tax expense	(1,484)	(1,403)
Net income	$4,116	$3,803

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Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge to become effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. Eastern Shore generated $1.2 million in 2021 from this program and expects to produce adjusted gross margin of approximately $2.0 million in 2022 and 2023 from relocation projects, which is ultimately dependent upon the timing of filings and the completion of construction.

Elkton Gas Strategic Infrastructure Development and Enhancement ("STRIDE") Plan
In March 2021, Elkton Gas filed a STRIDE plan with the Maryland PSC. The STRIDE plan proposes to increase the speed of Elkton Gas' Aldyl-A pipeline replacement program and to recover the costs of the plan in the form of a fixed charge rider through a proposed 5-year surcharge. Under Elkton Gas’ proposed STRIDE plan, the Aldyl-A pipelines would be replaced by 2023. In June 2021, the Company reached a settlement with the Maryland PSC Staff and the Maryland Office of the Peoples Counsel. The STRIDE plan went into service in September 2021 and is expected to generate $0.3 million of additional adjusted gross margin in 2022 and $0.4 million annually thereafter.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset will allow the Company to seek recovery of these costs in the next base rate proceedings. In November 2020, the Office of Public Counsel filed a protest to the order approving the establishment of this regulatory asset treatment. The Company’s Florida regulated business units reached a settlement with Office of Public Counsel in June 2021. The settlement allowed the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units will amortize this asset over two years beginning January 1, 2022 and recover the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in annual additional adjusted gross margin of $1.0 million that will be offset by a corresponding amortization of regulatory asset expense for both 2022 and 2023.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
Weather conditions accounted for increased adjusted gross margin of $5.5 million in 2021 compared to 2020. Assuming normal temperatures, as detailed below, adjusted gross margin would have been higher by $2.2 million. The following table summarizes heating degree day ("HDD") and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the years ended December 31, 2021 compared to 2020 and December 31, 2020 compared to 2019.

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HDD and CDD Information

	For the Years Ended December 31,			For the Quarters Ended December 31,
	2021	2020	Variance	2021	2020	Variance
Delmarva
Actual HDD	3,849	3,716	133	1,254	1,300	(46)
10-Year Average HDD ("Normal")	4,182	4,294	(112)	1,446	1,497	(51)
Variance from Normal	(333)	(578)		(192)	(197)

Florida (1)
Actual HDD	829	745	84	256	333	(77)
10-Year Average HDD ("Normal")	839	933	(94)	289	320	(31)
Variance from Normal	(10)	(188)		(33)	13

Ohio
Actual HDD	5,138	5,218	(80)	1,649	1,835	(186)
10-Year Average HDD ("Normal")	5,621	5,701	(80)	1,961	2,010	(49)
Variance from Normal	(483)	(483)		(312)	(175)

Florida (1)
Actual CDD	2,687	3,078	(391)	347	441	(94)
10-Year Average CDD ("Normal")	2,952	2,931	21	389	372	17
Variance from Normal	(265)	147		(42)	69
(1) Prior year amounts have been revised to conform to the current period presentation.
Natural Gas Distribution Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers (excluding acquisitions) and the conversion of customers from alternative fuel sources to natural gas service, generated $3.1 million of additional adjusted gross margin for the year ended December 31, 2021 compared to 2020. The average number of residential customers served on the Delmarva Peninsula and Florida increased by approximately 4.5 percent and 4.7 percent, respectively during 2021. On the Delmarva Peninsula, a larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details are provided in the following table:

	Adjusted Gross Margin** Increase
	For the Year Ended December 31, 2021
(in thousands)	Delmarva Peninsula	Florida
Customer growth:
Residential	$1,468	$1,010
Commercial and industrial	278	328
Total customer growth	$1,746	$1,338

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Capital Investment Growth and Associated Financing Plans

The Company's capital expenditures were $227.8 million (including the purchase of certain propane assets of Diversified Energy and the purchase of the Escambia Meter Station) for 2021. The following table shows total capital expenditures for the year ended December 31, 2021 by segment and by business line:

For the Year Ended
(dollars in thousands)	December 31, 2021
Regulated Energy:
Natural gas distribution	$78,084
Natural gas transmission	55,149
Electric distribution	6,500
Total Regulated Energy	139,733
Unregulated Energy:
Propane distribution	46,023
Energy transmission	20,101
Other unregulated energy	15,527
Total Unregulated Energy	81,651
Other:
Corporate and other businesses	6,425
Total 2021 Capital Expenditures	$227,809

The Company’s actual 2021 capital expenditures exceeded the range of the investment guidance provided in November 2021 of between $185 million to $200 million, largely as a result of the Diversified Energy acquisition in December of 2021.

The following table shows a range of the forecasted 2022 capital expenditures by segment and by business line:

	Estimate for Fiscal 2022
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$87,000	$92,000
Natural gas transmission	60,000	67,000
Electric distribution	7,000	12,000
Total Regulated Energy	154,000	171,000
Unregulated Energy:
Propane distribution	10,000	14,000
Energy transmission	5,000	6,000
Other unregulated energy	4,000	5,000
Total Unregulated Energy	19,000	25,000
Other:
Corporate and other businesses	2,000	4,000
Total 2022 Forecasted Capital Expenditures	$175,000	$200,000

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The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

Given the 2021 actual capital expenditures and the Company’s forecasted 2022 capital expenditures, the Company continues to support its 2021-2025 five-year capital expenditure guidance range of $750 million to $1 billion.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 50 percent as of December 31, 2021.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. In August 2021, the Company amended and restated its $400.0 million unsecured revolving loan credit facility ("the Revolver") into a multi-tranche facility totaling $400.0 million with multiple participating lenders. The two tranches of the facility consist of a $200.0 million 364-day short-term debt tranche and a $200.0 million five-year tranche, both of which have three one-year extension options, which can be authorized by the Company's Chief Financial Officer. The Company is eligible to establish the repayment term for individual borrowings under the five-year tranche of the facility and to the extent that an individual loan under the revolver exceeded 12 months, the outstanding balance would be classified as a component of long-term debt.

The 364-day tranche of the Revolver expires in August 2022 and the five-year tranche expires in August 2026. Both are available to provide funds for the Company's short-term cash needs to meet seasonal working capital requirements and to temporarily fund portions of the Company's capital expenditures. Borrowings under both tranches of the Revolver are subject to a pricing grid, including the commitment fee and the interest rate charged. Pricing is adjusted each quarter based upon a total indebtedness to total capitalization ratio. As of December 31, 2021, the pricing under the 364-day tranche of the Revolver does not include an unused commitment fee and maintains an interest rate of 0.70 percent over LIBOR. As of December 31, 2021, the pricing under the five-year tranche of the Revolver included an unused commitment fee of 0.09 percent and an interest rate of 0.95 percent over LIBOR.

The total available credit under the new Revolver at December 31, 2021 was $173.1 million. More information about the Revolver as well as the renewal of several debt private placement shelf agreements is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Company also maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million. In the third and fourth quarters of 2020, the Company issued 1.0 million shares of common stock through our DRIP and the ATM programs and received net proceeds of approximately $83.0 million which were added to our general funds.There remains $13 million of capacity for future equity issuances under the ATM.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement filed with the United States Securities and Exchange Commission.

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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended December 31, 2021 and 2020
(in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2021	2020	2021	2020
Operating Revenues
Regulated Energy	$383,920	$352,746	$101,417	$93,511
Unregulated Energy	206,869	152,526	65,227	48,060
Other businesses and eliminations	(20,821)	(17,074)	(6,279)	(4,533)
Total Operating Revenues	569,968	488,198	160,365	137,038
Operating Expenses
Natural gas and electricity costs	100,737	91,994	27,952	24,504
Propane and natural gas costs	86,213	45,944	30,634	15,691
Operations	148,294	142,055	38,411	36,540
Maintenance	16,793	15,587	4,226	3,892
Gain from a settlement	—	(130)	—	—
Depreciation and amortization	62,661	58,117	16,200	15,324
Other taxes	24,158	21,908	6,118	5,881
Total operating expenses	438,856	375,475	123,541	101,832
Operating Income	131,112	112,723	36,824	35,206
Other income (expense), net	1,721	3,222	(459)	224
Interest charges	20,135	21,765	5,001	6,313
Income from Continuing Operations Before Income Taxes	112,698	94,180	31,364	29,117
Income Taxes on Continuing Operations	29,231	23,538	8,667	7,456
Income from Continuing Operations	83,467	70,642	22,697	21,661
Income/(Loss) from Discontinued Operations, Net of tax	(1)	686	15	691
Gain on sale of Discontinued Operations, Net of tax	—	170	—	—
Net Income	$83,466	$71,498	$22,712	$22,352

Weighted Average Common Shares Outstanding:
Basic	17,558,078	16,711,579	17,616,290	17,439,993
Diluted	17,633,029	16,770,735	17,700,898	17,505,291

Basic Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$4.75	$4.23	$1.29	$1.24
Earnings from Discontinued Operations	—	0.05	—	0.04
Basic Earnings per Share of Common Stock	$4.75	$4.28	$1.29	$1.28

Diluted Earnings Per Share of Common Stock:
Earnings Per Share from Continuing Operations	$4.73	$4.21	$1.28	$1.24
Earnings Per Share from Discontinued Operations	—	0.05	—	0.04
Diluted Earnings Per Share of Common Stock	$4.73	$4.26	$1.28	$1.28
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Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2021	2020
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,720,287	$1,577,576
Unregulated Energy	357,259	300,647
Other businesses and eliminations	35,418	30,769
Total property, plant and equipment	2,112,964	1,908,992
Less: Accumulated depreciation and amortization	(417,479)	(368,743)
Plus: Construction work in progress	49,393	60,929
Net property, plant and equipment	1,744,878	1,601,178
Current Assets
Cash and cash equivalents	4,976	3,499
Trade and other receivables	61,623	61,675
Less: Allowance for credit losses	(3,141)	(4,785)
Trade receivables, net	58,482	56,890
Accrued revenue	22,513	21,527
Propane inventory, at average cost	11,644	5,906
Other inventory, at average cost	9,345	5,539
Regulatory assets	19,794	10,786
Storage gas prepayments	3,691	2,455
Income taxes receivable	17,460	12,885
Prepaid expenses	17,121	13,239
Derivative assets, at fair value	7,076	3,269
Other current assets	1,033	436
Total current assets	173,135	136,431
Deferred Charges and Other Assets
Goodwill	44,708	38,731
Other intangible assets, net	13,192	8,292
Investments, at fair value	12,095	10,776
Operating lease right-of-use assets	10,139	11,194
Regulatory assets	104,173	113,806
Receivables and other deferred charges	12,549	12,079
Total deferred charges and other assets	196,856	194,878
Total Assets	$2,114,869	$1,932,487

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27-27-27-27

Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2021	2020
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,593	8,499
Additional paid-in capital	371,162	348,482
Retained earnings	393,072	342,969
Accumulated other comprehensive income (loss)	1,303	(2,865)
Deferred compensation obligation	7,240	5,679
Treasury stock	(7,240)	(5,679)
Total stockholders’ equity	774,130	697,085
Long-term debt, net of current maturities	549,903	508,499
Total capitalization	1,324,033	1,205,584
Current Liabilities
Current portion of long-term debt	17,962	13,600
Short-term borrowing	221,634	175,644
Accounts payable	52,628	60,253
Customer deposits and refunds	36,488	33,302
Accrued interest	2,775	2,905
Dividends payable	8,466	7,683
Accrued compensation	15,505	13,994
Regulatory liabilities	2,312	6,284
Derivative liabilities, at fair value	743	127
Other accrued liabilities	17,920	15,240
Total current liabilities	376,433	329,032
Deferred Credits and Other Liabilities
Deferred income taxes	233,550	205,388
Regulatory liabilities	142,488	142,736
Environmental liabilities	3,538	4,299
Other pension and benefit costs	24,120	30,673
Operating lease - liabilities	8,571	9,872
Deferred investment tax credits and other liabilities	2,136	4,903
Total deferred credits and other liabilities	414,403	397,871
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,114,869	$1,932,487
(1)Refer to Note 20 and 21 in the Company's Annual Report on Form 10-K for further information.
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Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2021				For the Three Months Ended December 31, 2020
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$16,923	$1,783	$7,789	$8,111	$15,167	$1,655	$8,690	$10,401
Commercial	8,674	2,162	5,928	8,296	7,598	1,706	6,436	8,778
Industrial	2,959	3,793	8,484	628	2,693	3,302	6,676	380
Other (1)	5,445	919	6,302	696	4,825	1,169	3,470	(1,668)
Total Operating Revenues	$34,001	$8,657	$28,503	$17,731	$30,283	$7,832	$25,272	$17,891

Volumes (in Dts for natural gas and KWHs for electric)
Residential	918,466	101,696	384,154	65,778	829,951	94,775	396,777	69,737
Commercial	983,212	1,191,395	388,051	72,248	940,837	1,153,767	378,371	73,024
Industrial	1,662,619	7,299,759	1,282,467	6,670	1,568,322	6,546,177	1,187,577	828
Other	85,125	—	1,054,464	—	73,937	—	899,896	—
Total	3,649,422	8,592,850	3,109,136	144,696	3,413,047	7,794,719	2,862,621	143,589

Average Customers
Residential	89,153	18,642	64,112	25,334	85,434	18,325	61,151	25,229
Commercial	7,784	1,616	4,040	7,303	7,790	1,591	4,014	7,315
Industrial	209	16	2,574	2	196	16	2,521	2
Other	4	—	6	—	9	—	15	—
Total	97,150	20,274	70,732	32,639	93,429	19,932	67,701	32,546

	For the Twelve Months Ended December 31, 2021				For the Twelve Months Ended December 31, 2020
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$73,539	$7,064	$34,396	$37,594	$64,640	$6,428	$32,547	$45,550
Commercial	37,507	8,180	26,654	34,591	30,788	6,498	24,247	34,494
Industrial	9,160	15,033	32,385	2,105	9,138	13,055	25,999	1,336
Other (1)	1,289	3,797	7,100	4,010	290	4,869	7,356	(4,517)
Total Operating Revenues	$121,495	$34,074	$100,535	$78,300	$104,856	$30,850	$90,149	$76,863

Volumes (in Dts for natural gas and KWHs for electric)
Residential	4,475,634	397,260	1,627,026	304,236	3,646,330	364,048	1,533,316	305,020
Commercial	4,209,015	4,645,031	1,625,543	305,121	3,607,693	4,424,053	1,497,452	293,262
Industrial	6,158,412	28,986,793	4,958,909	15,361	5,168,844	27,562,112	4,653,692	14,806
Other	313,791	—	3,418,989	—	270,013	—	2,900,247	—
Total	15,156,852	34,029,084	11,630,467	624,718	12,692,880	32,350,213	10,584,707	613,088

Average Customers
Residential	87,697	18,627	63,008	25,347	84,170	17,920	60,016	25,044
Commercial	7,808	1,607	4,077	7,328	7,769	1,584	3,990	7,280
Industrial	209	16	2,524	2	204	16	2,514	2
Other	5	—	6	—	16	—	14	—
Total	95,719	20,250	69,615	32,677	92,159	19,520	66,534	32,326

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.